Exhibit 3.2

Corporations Section P.O. Box 13697 Austin, Texas 78711-3697	Roger Williams Secretary of State

Office of the Secretary of State

CERTIFICATE OF AMENDMENT

OF

PROSPERITY BANCSHARES, INC.

68429700

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of Amendment for the above named entity have been received in this office and have been found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law hereby issues this Certificate of Amendment.

Dated: 04/19/2006

Effective: 04/19/2006

/s/ Roger Williams
Roger Williams Secretary of State

Phone: (512) 463-5555	Come visit us on the internet at http://www.sos.state.tx.us/ Fax: (512) 463-5709	TTY: 7-1-1
Prepared by: Lisa Sartin		Document: 126135000002

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

PROSPERITY BANCSHARES, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Prosperity Bancshares of Texas, Inc. (the “Corporation”) hereby adopts the following Articles of Amendment to the Articles of Incorporation of the Corporation.

ARTICLE I

The name of the Corporation is Prosperity Bancshares, Inc.

ARTICLE II

The filing number issued to the Corporation by the Secretary of State is 0068429700.

ARTICLE III

The Articles of Incorporation of the Corporation are amended to change Section 4.1 of Article 4 of the Articles of Incorporation stating the Corporation’s authorized capital stock. Section 4.1 of Article 4 of the Corporation’s Articles of Incorporation is hereby amended by substituting in lieu of said section the following Section 4.1 of Article 4 which shall read in its entirety as follows:

“Section 4.1 Authorized Shares. The aggregate number of all classes of stock which the Corporation has authority to issue is 220,000,000 shares divided into (A) one class of 200,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 20,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article Four.”

ARTICLE IV

The amendments to the Articles of Incorporation were duly adopted by the shareholders of the Corporation on the 18th day of April, 2006.

ARTICLE V

The amendments to the Articles of Incorporation have been approved in the manner required by Texas Business Corporation Act and by the constituent documents of the Corporation.

ARTICLE VI

This document will become effective when the document is filed by the Secretary of State.

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

Dated: April 19, 2006

PROSPERITY BANCSHARES, INC.

By:	/s/ James D. Rollins III
James D. Rollins III
President and Chief Operating Officer

[Signature Page to Articles of Amendment to the Articles of Incorporation]